Fundrise Growth Tech Fund, LLC N-2

Exhibit 99.(l)

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000 Telephone: (215) 564-8000

July 29, 2024

Board of Directors

Fundrise Growth Tech Fund, LLC
11 Dupont Circle NW, 9th Floor

Washington, D.C. 20036

Re:	Fundrise Growth Tech Fund, LLC File No. 811-23708

Ladies and Gentlemen:

We have acted as counsel to Fundrise Growth Tech Fund, LLC (the “Fund”), which is organized as a limited liability company under the laws of the State of Delaware, in connection with the preparation and filing with the U.S. Securities and Exchange Commission of an amendment to its Registration Statement on Form N-2 under the Investment Company Act of 1940 Act, as amended (the “Registration Statement”). The purpose of the filing is to update the Registration Statement and include financial statements for the fiscal year ended March 31, 2024.

We have reviewed the Fund’s Limited Liability Company Agreement, Certificate of Formation, and resolutions adopted by the Fund’s Board of Directors in connection with establishing shares of the Fund, as well as such other legal and factual matters as we have deemed appropriate.

This opinion does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.       The shares of the Fund will be issued in accordance with the Fund’s Limited Liability Company Agreement and the resolutions of the Fund’s Board of Directors relating to the creation, authorization and issuance of shares.

2.       The shares of the Fund will be issued against payment therefor as described in the Fund’s Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Board of Directors

July 29, 2024

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Fund’s Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/ Taylor Brody
Taylor Brody